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            Consent of Independent Registered Public Accounting Firm



We consent to the inclusion in Amendment No. 1 of this Registration Statement of ZBB Energy Corporation and Subsidiaries (the "Company") on Form SB-2 (File No. 333-138243), of our report dated July 28, 2006 (except for Note 18 which is dated February 8, 2007), with respect to our audits of the Company's consolidated financial statements as of June 30, 2006 and for the two years in the period then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

                                                /s/ PKF

New York, NY
February 8, 2007